Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Select Energy Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A common stock	Rule 416(a) and Rule 457(c)	8,717,619	(1)	8.51	(2)	$74,186,937.69	(2)	0.00011020	$8,175.41	(2)
Fees Previously Paid	—	—	—	—		—		—		—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—				—					—	—	—	—
	Total Offering Amounts							$74,186,937.69			$8,175.41
	Total Fees Previously Paid										—
	Total Fee Offsets										—
	Net Fee Due										$8,175.41

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Class A common stock, par value $0.01 per share (“Class A common stock”), in Select Energy Services, Inc. being registered on behalf of the selling stockholders shall be adjusted automatically to include any additional shares of Class A common stock that may become issuable as a result of any share distribution, split, combination or similar transaction.

(2)	Pursuant to Rule 457(c) of the Securities Act, the registration fee is calculated on the basis of the average of the high and low sale prices of the Class A common stock on November 3, 2022, as reported on the New York Stock Exchange.